MEDIMMUNE REPORTS 2004 SECOND QUARTER AND SIX-MONTH RESULTS

— Company States Record Revenues for Six-Month Period —

2004 Six-Month Highlights

o	Product sales increased 12 percent to $574 million
o	Supplemental biological license application filed for liquid Synagis®
o	Full ownership of FluMist™ franchise regained; vaccine price substantially reduced; Henry Schein selected as exclusive distributor for 2004-2005 influenza season
o	Phase 3 data showing higher efficacy rate for CAIV-T, MedImmune’s development-stage, second-generation intranasal flu vaccine, than traditional flu shot presented at Pediatric Academic Societies’ (PAS) Annual Meeting
o	Phase 3 data showing long-term positive effects of Ethyol® in helping to reduce xerostomia presented at American Society of Clinical Oncology (ASCO) Annual Meeting
o	Phase 3 studies initiated with human papillomavirus vaccine by partner GlaxoSmithKline
o	Rights to chitinase technology targeting asthma acquired from Yale University; data published in June 11 issue of Science
o	Preclinical data on EphA2 vaccine technology’s potential to suppress tumor growth presented at American Association for Cancer Research (AACR) Annual Meeting
o	Listeria-mediated technology acquired from Cerus Corporation for use in developing EphA2-targeted cancer vaccines
o	$168 million in MedImmune Vaccines 5.25% convertible debt redeemed

GAITHERSBURG, MD, July 22, 2004 – MedImmune, Inc. (Nasdaq: MEDI) today announced that product sales for the 2004 second quarter increased 13 percent over the 2003 second quarter to $91 million, primarily due to a 10-percent increase in sales of Synagis (palivizumab) to $56 million. Total revenues for the 2004 second quarter were $94 million versus the 2003 second quarter revenues of $113 million. The 2003 quarter included $32 million in other revenues, primarily from one-time milestone payments associated with the June 2003 approval of FluMist (Influenza Virus Vaccine Live, Intranasal), and for exceeding $100 million in end-user sales of Synagis outside the U.S. in a single respiratory syncytial virus season.

MedImmune’s quarterly results are heavily impacted by the seasonal use of two of its four marketed products, Synagis and FluMist, both of which are prescribed to help prevent serious respiratory viruses that most commonly occur in the fall and winter months. Sales in the 2004 second quarter of the company’s two other products, Ethyol (amifostine) and CytoGam® (cytomegalovirus immune globulin intravenous (human)), grew by four percent to $25 million and 123 percent to $8 million, respectively.

Total revenues in the first six months of 2004 grew to $583 million, driven by a 12-percent increase in product sales to $574 million from $512 million in the first half of 2003. In the first six months of 2004, worldwide sales of Synagis were $478 million; sales of Ethyol were $49 million; CytoGam sales were $18 million; and FluMist revenues (including product sales, royalties and reimbursements) totalled $33 million.

“During the first six months of 2004, we have made excellent progress in several key areas of our business,” commented David M. Mott, president and chief executive officer. “We regained full ownership of the FluMist franchise and all related technology, including CAIV-T (Cold Adapted Influenza Vaccine-Trivalent) now in Phase 3 development. We began implementing our plan to demonstrate that a live, attenuated vaccine delivered intranasally may be a superior flu vaccine in children. In addition, we added exciting new targets to our pipeline and continued to advance several important programs in the clinic. We are encouraged about the direction our commercial and development-stage pipeline is headed.”

On April 27, 2004, MedImmune announced the dissolution of its relationship with Wyeth for the development and marketing of the company’s influenza vaccine technology. At that time, MedImmune identified certain charges associated with the termination of the collaboration with Wyeth that would affect its results for the remainder of 2004. These included estimated costs associated with the impairment of intangible assets and acquired in-process research and development (IPR&D), as well as technology transfer and transition expenses. In the discussion below, MedImmune has provided the overall results for both the second quarter and first half of 2004 with and without the impact of these charges, as well as a reconciliation in the accompanying schedules so that the underlying trends in the operations of the business can more readily be identified.

Additional Results for the 2004 Second Quarter
For the second quarter of 2004, MedImmune reported a net loss of $100 million, or $0.40 per share, compared to net earnings in the 2003 second quarter of $13 million, or $0.05 per diluted share. Excluding the charges associated with the termination of the Wyeth agreements, MedImmune’s net loss for the 2004 second quarter was $29 million, or $0.12 per share.

Gross margins on product sales were 59 percent in the 2004 quarter and 71 percent in the 2003 quarter. The decline in gross margins is primarily related to the write-down of 2004/2005 FluMist seasonal inventory produced in the second quarter of 2004.

Research and development (R&D) expenses increased to $57 million in the 2004 second quarter from $30 million in the 2003 second quarter, due to a larger number of new and ongoing clinical and preclinical studies, particularly for FluMist, CAIV-T, Numax and Vitaxin.

Selling, General and Administrative (SG&A) costs in the 2004 second quarter increased to $58 million from $49 million in the comparable 2003 period, due primarily to additional ongoing costs associated with reacquiring the influenza vaccines franchise from Wyeth, including the related expansion of the pediatric sales and marketing organization.

Cash and marketable securities as of June 30, 2004 were $1.8 billion, down from $1.9 billion as of December 31, 2003, as operating cash flow was more than offset by the retirement of $168 million of MedImmune Vaccines’ convertible debt, capital expenditures and by payments associated with reacquiring the influenza vaccines franchise.

Additional Results for Six-Month Period Ended June 30, 2004
For the first six months of 2004, MedImmune reported net earnings of $11 million, or $0.04 per diluted share, compared to net earnings of $123 million, or $0.48 per diluted share in the first six months of 2003. Excluding the charges associated with the termination of the Wyeth agreements, MedImmune’s net earnings for the 2004 first half were $82 million or $0.33 per diluted share.

Gross margins on product sales for the 2004 first half were 66 percent compared to 75 percent in the 2003 first half, due to the impact of 2003/2004 FluMist seasonal sales and the related cost of sales recognized in the first quarter of 2004. Gross margins for the 2004 first half were also reduced by the write-down of the 2004/2005 FluMist seasonal inventory produced in the first half of 2004.

R&D expenses increased to $107 million in the 2004 first half from $61 million in the 2003 first half due to the larger number of clinical and preclinical studies. Reflecting the company’s increased commitment to bringing products to market as a part of its five-year plan, MedImmune’s R&D expenditures in the first six months of 2004 were 19 percent of product sales as compared to 12 percent in the first half of 2003.

SG&A costs in the 2004 first half increased to $182 million from $164 million in the 2003 first half, due primarily to additional costs associated with reacquiring the influenza vaccines franchise from Wyeth, including the expansion of the pediatric sales and marketing organization, as well as increased legal costs. In both the 2004 and 2003 six-month periods, SG&A costs were 32 percent of product sales.

Other operating expenses in the 2004 first half dropped to $4 million from $23 million in the 2003 first half due to the shift in certain costs of FluMist manufacturing that are in inventory and cost of goods sold this year, but were expensed as other operating costs in the first quarter of last year.

Looking Ahead in 2004
As a convenience to investors, MedImmune is providing below its guidance for the 2004 third quarter for the first time. The company is also reconfirming its previously stated annual guidance for 2004 issued on April 27, 2004. Guidance and objectives provided by the company are projections and are based upon numerous assumptions, many of which MedImmune cannot control and that may not develop as MedImmune expects. Consequently, actual results may differ materially from the guidance and objectives described in this release. Please refer to the Disclosure Notice below.

Guidance for the Quarter Ending September 30, 2004

o	Revenues: projected to range from $85 million to $90 million
o	Loss per share: projected to range from $0.26 to $0.29 (or loss per share of $0.22 to $0.25, excluding approximately $5 million in IPR&D costs and approximately $12 million in transition expenses associated with the termination of the Wyeth collaboration)

Conference Call &Webcast
MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on Thursday, July 22, 2004 at 8:00 a.m. eastern time. The live webcast may be accessed in the investor section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via our website until July 29, 2004. An audio replay of the webcast will be available, beginning at 10:00 a.m. eastern time on July 22, 2004 and ending at midnight on July 29, 2004 by calling (888) 286-8010. The passcode for the audio replay is 13886622.

About MedImmune, Inc.
MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers for employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on pediatric infectious diseases, cancer and inflammatory diseases. With approximately 1,800 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at www.medimmune.com.

DISCLOSURE NOTICE: The information contained in this document is as of June 30, 2004 and will not be updated as a result of new information or future events. This document contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties. You can identify those statements by the fact that they contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects. Consequently, actual results may differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ materially are: seasonal demand for and supply of Synagis and FluMist; the commercial viability of FluMist; availability of competitive products in the market; availability of third-party reimbursement for the cost of our products; effectiveness and safety of our products; exposure to product liability, intellectual property or other types of litigation; foreign currency exchange rate and interest rate fluctuations; changes in generally accepted accounting principles; growth in costs and expenses; the impact of acquisitions, divestitures and other unusual items; and the risks, uncertainties and other matters discussed in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2003, its quarterly reports on Form 10-Q, its current reports on Form 8-K and other filings with the U.S. Securities and Exchange Commission. MedImmune cautions that respiratory syncytial virus (RSV) disease and influenza occur primarily during the fall and winter months; MedImmune believes its operating results will reflect that seasonality for the foreseeable future. MedImmune is also developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance is received, such products will ultimately achieve commercial success. This press release, including the reconciliation of certain data presented in this release to their most comparable measures, reported in accordance with generally accepted accounting principles (GAAP), can be found on MedImmune’s website at http://www.medimmune.com in the box marked “News” or with the archived press releases on the Investor Summary page.

— Tables Follow —

MedImmune, Inc.
Consolidated Statements of Operations (Unaudited) (1)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Product sales	$90,744	$80,596	$573,953	$511,705
Other revenue	2,932	31,935	8,724	35,446

	93,676	112,531	582,677	547,151

Costs and expenses:
Cost of sales	37,328	23,663	195,521	127,003
Research and development	57,161	29,824	106,925	61,495
Selling, general and administrative	58,080	48,841	181,812	164,085
Other operating expenses	2,041	1,415	3,859	22,871
Impairment of intangible asset	72,957	--	72,957	--
Acquired in-process research and development (IPR&D)	24,713	--	24,713	--
Technology transfer and transition expenses	11,540	--	11,540	--

	263,820	103,743	597,327	375,454

Interest income, net	14,449	12,706	28,483	23,897
Gain/(loss) on investment activities	464	(139)	7,171	(396)

(Loss)/earnings before income taxes	(155,231)	21,355	21,004	195,198
(Benefit)/provision for income taxes (2)	(54,918)	7,901	10,289	72,223

Net (loss)/earnings	$(100,313)	$13,454	$10,715	$122,975

Basic (loss)/earnings per share	$(0.40)	$0.05	$0.04	$0.49

Shares used in computing basic (loss)/earnings per share	248,722	252,106	248,455	251,836

Diluted (loss)/earnings per share	$(0.40)	$0.05	$0.04	$0.48

Shares used in computing diluted (loss)/earnings per share	248,722	258,200	249,812	257,390

(1) Certain prior period amounts have been reclassified to conform to the current presentation.

(2) Income tax expense (benefit) is recognized using the company's projected effective tax rate, which is based on projections of income and expense for the entire year. As required by GAAP, the tax effect of separately reported discrete items is recognized in the period in which they occur. Approximately $6.9 million of the acquired IPR&D recognized in the second quarter is not deductible for income tax purposes causing the quarterly effective rate to differ from the projected annual effective rate. Additional IPR&D charges during 2004 are all expected to be deductible. Depending upon the company's reported earnings before taxes for the remainder of 2004, the impact of the nondeductible IPR&D may cause the company's year-to-date effective tax rate to fluctuate. The chart below details the company's quarterly and year-to-date tax rates for 2004 (in millions):

	Three Months Ended	Three Months Ended	Six Months Ended
	March 31	June 30	June 30
Earnings/(loss) before income taxes	$176.2	$(155.2)	$21.0
Calculated ordinary income tax expense (benefit) based on an effective rate of
37%, excluding non-deductible IPR&D charge	$65.2	$(57.4)	$7.8
Nondeductible IPR&D charge (tax effected at 37%)	$0.0	$2.5	$2.5

Net earnings/(loss)	$111.0	$(100.3)	$10.7

Projected effective tax rate (calculated as ordinary income tax expense (benefit)
plus the tax effect of the nondeductible IPR&D divided by pre-tax income)	37%	35%	49%

MedImmune, Inc.
Selected Financial Information (Unaudited)

(in thousands, except per share data)

Presented in the following table is a reconciliation of reported net earnings (loss) under GAAP to net earnings (loss) excluding items related to the termination of the Wyeth collaboration for FluMist. The transition activities associated with Wyeth’s exit from the collaboration are expected to be complete by the end of 2004. MedImmune’s management excludes the impact of the charges associated with the termination of the Wyeth collaboration when evaluating the company’s ongoing performance, and provides the following reconciliation to aid investors in their understanding of underlying performance trends.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Item:
Net (loss) earnings, as reported (1)	$(100,313)	$13,454	$10,715	$122,975
Impairment of intangible asset (2)	72,957	--	72,957	--
Acquired in-process research and development (IPR&D) (3)	24,713	--	24,713	--
Technology transfer and transition expenses (4)	11,540	--	11,540	--
Income tax benefit (5)	(37,890)	--	(37,890)	--

Net (loss) earnings, as adjusted	$(28,993)	$13,454	$82,035	$122,975

Basic (loss) earnings per share, as reported	$(0.40)	$0.05	$0.04	$0.49
Diluted (loss) earnings per share, as reported	$(0.40)	$0.05	$0.04	$0.48
Basic (loss) earnings per share, as adjusted	$(0.12)	$0.05	$0.33	$0.49
Diluted (loss) earnings per share, as adjusted	$(0.12)	$0.05	$0.33	$0.48
Shares used to compute (loss)/earnings per share:
Basic	248,722	252,106	248,455	251,836
Diluted	248,722	258,200	249,812	257,390

(1)	Prepared in accordance with accounting principles generally accepted in the United States (GAAP).
(2)

Represents the addback of the noncash impairment charge associated with the termination of our collaboration with Wyeth for the unamortized portion of the intangible asset initially recorded upon our acquisition of MedImmune Vaccines, Inc.

(3)	Represents the addback of the portion of the amounts paid to Wyeth for the reacquisition of the influenza vaccines franchise that was allocated to IPR&D.
(4)

Represents the addback of the payments for certain transition activities, largely comprised of amounts paid to Wyeth for the manufacture of CAIV-T clinical trial materials, transition of clinical trial data, and transfer of manufacturing technology knowledge.

(5)	Represents the subtraction of the income tax benefit associated with the impairment of intangible asset, the deductible portion of IPR&D and the technology transfer and transition charges.

MedImmune, Inc.
Condensed Consolidated Balance Sheets (1)

(in thousands)

	June 30,	December 31,
	2004	2003
	(unaudited)
Assets:
Cash and marketable securities	$1,774,886	$1,900,149
Trade and contract receivables, net	20,994	166,220
Inventory, net	68,361	91,703
Deferred taxes, net	183,510	180,602
Property and equipment, net	294,307	273,597
Goodwill and intangible assets, net	31,067	110,308
Other assets	54,638	72,091

	$2,427,763	$2,794,670

Liabilities and shareholders' equity:
Accounts payable	$19,035	$22,116
Accrued expenses	162,296	299,843
Advance from Wyeth	--	51,910
Other liabilities	33,981	39,507
Long term debt	507,545	682,076
Shareholders' equity	1,704,906	1,699,218

	$2,427,763	$2,794,670

Common shares outstanding	249,023	248,036

(1)     Certain prior period amounts have been reclassified to conform to the current presentation.

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